EXHIBIT 99.1             Financial statements of Mitteldeutsche
                         Braunkohlengesellschaft mbH ("MIBRAG")

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                    Page

Report of Independent Auditors                                                        1



Consolidated Financial Statements


         Consolidated Statements of Income for the years
                  ended December 31, 1997, 1996, 1995                                 2


         Consolidated Balance Sheets at December 31, 1997, 1996                       3


         Consolidated Statements of Cash Flows for the years ended
                  December 31, 1997, 1996, 1995                                       4


         Consolidated Statements of Shareholder's Equity for the years
                  ended December 31, 1997, 1996, 1995                                 5


         Notes to the Consolidated Financial Statements                               6



REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
MIBRAG mbH
Theissen, Germany

     We have audited the accompanying consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH and its subsidiaries (MIBRAG or Group) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIBRAG as of December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for each of the years in the three-year period ended December 31, 1997 and shareholders' equity as of December 31, 1997, 1996, and 1995 to the extent summarized in Note C to the consolidated financial statements.


Halle, Germany
February 26, 1998

                                        /s/ DELOITTE & TOUCHE GmbH
                                        ---------------------------------------
                                        DELOITTE & TOUCHE GmbH
                                        Wirtschaftsprufungsgesellschaft

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH

                       CONSOLIDATED STATEMENTS OF INCOME
                               (IN THOUSANDS DM)



                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                           1997           1996           1995
                                                           ----           ----           ----
 Sales revenue                                            533,025       621,439       650,705
 Changes in inventories                                    23,826        -3,719        -9,462
 Capitalized own services                                  11,046         4,249         6,143
 Other operating income                                    49,520        84,904        76,900
                                                          -------      --------      --------
 Total performance                                        617,417       706,873       724,286
                                                          -------      --------      --------

 Cost of materials                                        125,266       138,468       133,670
 Personnel expenses                                       227,632       249,437       251,509
 Depreciation on intangible
    and tangible fixed assets                             166,949       201,362       317,457
 Other operating expenses                                 169,557       264,998       229,235
                                                          -------      --------      --------
 Total operating expenses                                 689,404       854,265       931,871
                                                          -------      --------      --------
 Operating result                                         -71,987      -147,392      -207,585

 Income from associated company
    and from companies in which
    participations are held                                10,046         5,224         1,252
 Income from financial assets                               8,392         7,035          --
 Interest expense (income) net                             -1,405         3,906        15,607
                                                          -------      --------      --------
 Net loss from ordinary activities                        -54,954      -131,227      -190,726

 Property tax                                               1,086           825         1,612
                                                          -------      --------      --------
 Net loss                                                 -56,040      -132,052      -192,338
                                                          =======      ========      ========


          See accompanying Notes to Consolidated Financial Statements,

                  MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                          CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS DM)

                                                                        At December 31,

                                                                 Note          1997          1996
   ASSETS                                                     ------        ---------      --------
   Non-current assets

   Intangible assets
   Concessions, trade marks, patents and licenses              B, E          20,722        18,368

   Property, plant and equipment
   1. Land                                                     B, E          67,837        63,482
   2. Buildings                                                B, E         104,676       116,051
   3. Strip mines                                              B, E          47,154        47,955
   4. Technical equipment and machinery                        B, E         289,378       367,327
   5. Factory and office equipment                             B, E          38,974        59,566
   6. Payments on account and assets under construction                      96,734        40,132
                                                                          ---------     ---------
                                                                            644,753       694,513
   Financial assets
   1. Participations (including associated company)            B, F          26,276        28,973
   2. Loans granted to participation                           B, G          16,133        16,867
   3. Long-term investments                                    B, H          20,010        20,260
   4. Other loans                                              B, I          80,400        94,500
                                                                          ---------     ---------
                                                                            142,819       160,600

   Total non-current assets                                                 808,294       873,481

   Overburden                                                  B, J         327,001       304,911

   Current assets
   Inventories
   1. Raw materials and supplies                               B             10,105         8,359
   2. Unfinished services                                      B                  -           170
   3. Finished and trade goods                                 B              3,743         1,837
                                                                          ---------     ---------
                                                                             13,848        10,366
   Receivables and other assets
   1. Trade receivables                                        B, K          72,994        74,397
   2. Receivables from enterprises in which participations     B              4,669         5,513
   3. Other assets                                             B             38,589        62,731
                                                                          ---------     ---------
                                                                            116,252       142,641
   Investments
   Other investments                                           B, L         218,550       210,289

   Cash                                                        B            103,579       183,690

   Total current assets                                                     452,229       546,986

   Prepaid expenses                                            B              6,781         6,528
                                                                          ---------     ---------
   TOTAL ASSETS                                                           1,594,305     1,731,906
                                                                          =========     =========


                                                                                   At December 31,

                                                                       Note             1997             1996
                                                                     --------          --------       ---------
      SHAREHOLDERS' EQUITY AND LIABILITIES
      Shareholders' Equity

      Subscribed capital                                                                 60,000           60,000

      Capital reserve                                                                   689,649          730,208

      Balance sheet profit DM 5,000,000 each year                                            50                -
      thereof distributed:       DM 4,950,000 in 1997;
                      DM 5,000,000 in 1996 and in 1995

      Minority interest                                                                 -63,213          -19,007

      Total Shareholders' Equity                                                        686,486          771,201


      Special item for investment subsidies and incentives             B                 45,115           45,013

      Provisions
      1. Accruals for pensions and similar obligations                 M                  5,277            3,621
      2. Taxation accruals                                             N                  2,761            2,600
      3. Environmental ("Altlasten") and mining provisions             B, O             378,836          392,056
      4. Other accruals                                                P                 38,912           39,148
                                                                                      ---------        ---------
                                                                                        425,786          437,425

      Liabilities
      1. Liabilities to banks                                          B, Q, R          345,277          325,307
      2. Downpayments received                                         B, R                   -              140
      3. Trade payables                                                B, R              42,499           75,737
      4. Payables to participations                                    B, R               1,984            8,615
      5. Other payables                                                B, R              47,142           68,467
                                                                                      ---------        ---------
                                                                                        436,902          478,266

      Deferred income                                                                        16                1

                                                                                      ---------        ---------
      TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                      1,594,305        1,731,906
                                                                                      =========        =========



          See accompanying Notes to Consolidated Financial Statements

         MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
           CONSOLIDATED STATEMENTS OF CASH FLOWS

                     (IN THOUSANDS DM)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                               1997         1996          1995
                                                                            --------    ---------     ----------
Cash flows from operating activities:
Net loss for the year                                                       -56,040     -132,052      -192,338
Adjustments to reconcile net loss to net cash provided by
      operating activities:
      Depreciation and amortization intangible and tangible assets          166,949      201,362       317,457
      Planned release of the special item for investment subsidies
        and incentives                                                      -10,439       -8,979        -8,181
      Loss on disposal of non-current assets                                    770        1,997        13,701
      Change in assets and liabilities:
          Overburden                                                        -22,090        3,488        11,533
          Inventories                                                        -3,482       -1,186        -2,379
          Receivables and other assets                                       26,697        8,209       -26,572
          Accruals                                                          -11,640         -612        23,112
          Liabilities                                                       -61,331       -1,432        31,626
          Other prepaid and deferred items                                     -547          -78          -330
                                                                           --------     --------      --------
CASH PROVIDED BY OPERATING ACTIVITIES                                        28,847       70,717       167,629
                                                                           --------     --------      --------
Cash flows from investing activities:
Capital expenditures                                                       -124,190     -219,444      -362,534
Additions to the special item for investment subsidies and
      incentives                                                             10,540       13,499        20,569
Proceeds from disposal of non-current assets                                 41,668       12,451        35,666
Increase in long-term and other investments                                 -28,272     -230,549             -
                                                                           --------     --------      --------
Cash used for investing activities                                         -100,254     -424,043      -306,299
                                                                           --------     --------      --------
Cash flows from financing activities:
Change in equity:
      Distributions                                                          -4,950       -5,000        -5,000
      Investors capital contribution                                              -       43,674       172,689
      Withdrawal by MI KG investors                                         -23,775      -18,259             -
      Capital contribution                                                       50       15,942             -
Increase in loans                                                            34,523      110,792        91,310
Redemption of loans                                                         -14,552      -16,018        -2,236
                                                                           --------     --------      --------
CASH USED FOR/PROVIDED BY FINANCING ACTIVITIES                               -8,704      131,131       256,763
                                                                           --------     --------      --------
NET DECREASE (1995: INCREASE) IN CASH                                       -80,111     -222,195       118,093
CASH AT BEGINNING OF YEAR                                                   183,690      405,885       287,792
                                                                           --------     --------      --------
CASH AT YEAR-END                                                            103,579      183,690       405,885
                                                                           ========     ========       =======




See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                               (IN THOUSANDS DM)





                                                      Subscribed      Capital         Balance      Minority
                                                       capital        reserve      sheet profit    interest        Total
                                                      ----------     --------      -----------     --------      --------
BALANCE AS OF JANUARY 1, 1995                           60,000       831,547              0             -2        891,545

Net loss 1995                                                                       -48,377       -143,961       -192,338
Transfer from capital reserve                                        -53,377         53,377                             0
Distributions                                                                        -5,000                        -5,000
Contributions by minority shareholders                                                             172,689        172,689
                                                        ------       -------        -------       --------       --------
BALANCE AS OF DECEMBER 31, 1995                         60,000       778,170              0         28,726        866,896


Net loss 1996                                                                       -58,904        -73,148       -132,052
Transfer from capital reserve                                        -63,904         63,904                             0
Distributions                                                                        -5,000                        -5,000
Contributions by minority shareholders                                                              43,674         43,674
Withdrawals by minority shareholders                                                               -18,259        -18,259
Capital contribution - settlement
agreement                                                             15,942                                       15,942
                                                        ------       -------        -------       --------       --------
BALANCE AS OF DECEMBER 31, 1996                         60,000       730,208              0        -19,007        771,201

Net loss 1997                                                                       -35,609        -20,431        -56,040
Transfer from capital reserve                                        -40,609         40,609                             0
Distributions                                                                        -4,950                        -4,950
Contributions                                                             50                                           50
Withdrawals by minority shareholders                                                               -23,775        -23,775
                                                        ------       -------        -------       --------       --------
BALANCE AS OF DECEMBER 31, 1997                         60,000       689,649             50        -63,213        686,486
                                                        ======       =======        =======       ========       ========



               See accompanying Notes to the Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE A            ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: Mitteldeutsche Braunkohlengesellschaft mbH ("MIBRAG" or "MIBRAG mbH") was created from split-up of MIBRAG AG, previously owned by the Treuhandanstalt (the German government privatization agency), into three separate entities. Effective January 1, 1994 a consortium comprised of NRG Energy, Inc., Morrison Knudsen Corporation, and PowerGen plc. jointly acquired 99% of the active mining, power generation and related assets and liabilities from the Treuhandanstalt through its Dutch holding company, MIBRAG B.V.. The remaining 1% was transferred on December 18, 1996 from the German government privatization agency to Lambique Beheer B.V., Amsterdam, a subsidiary of NRG Energy, Inc., Morrison Knudsen B.V., Amsterdam, and PowerGen Netherlands B.V., Amsterdam in equal portions (1/3%) for each partner.

NATURE OF BUSINESS: The operations of MIBRAG mbH include two open-cast brown coal mines in Profen and Schleenhain, a lease on a third mine in Zwenkau, and rights to future mining reserves. The operations also include over 200 MW of power generation and one coal briquetting plant. A significant portion of the sales of MIBRAG is made pursuant to long-term coal and energy supply contracts.



NOTE B            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Mitteldeutsche Braunkohlengesellschaft mbH and subsidiaries have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). Application of U.S. GAAP would have affected the results of operations for each of the years in the three-year period ended December 31, 1997 and stockholders' equity as of December 31, 1997 and 1996 to the extent summarized in note C to the consolidated financial statements. All amounts herein are shown in thousands of Deutsche Mark ("DM") unless otherwise noted.

PRINCIPLES OF CONSOLIDATION: All material companies in which MIBRAG has legal or effective control are fully consolidated. In 1997, MIBRAG consolidated 5 (1996:
5, 1995: 4) domestic subsidiaries.

One significant investment, MUEG, in which MIBRAG has an ownership interest of 50% is accounted for in accordance with the equity method. This investment is referred to as an associated company in these financial statements.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


All other investments in which MIBRAG has an ownership in the range of 20% to 50% are either not considered to be significant for the presentation of the consolidated financial statements of MIBRAG or MIBRAG does not have significant influence in these companies. These companies are included at cost and referred to as participations in these financial statements.

All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

TOTAL COST METHOD: The income statement has been presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

INTANGIBLE ASSETS: Intangible assets are valued at acquisition cost and are amortized over their respective useful lives (5 to 15 years).

PROPERTY, PLANT, AND EQUIPMENT: Property, plant, and equipment acquired is recorded on the basis of acquisition or manufacturing cost, including capitalized mine development costs and subsequently reduced by scheduled depreciation charges over the assets' useful lives as follows: buildings - 3 to 25 years, technical facilities and machinery - 4 to 33 years; and facilities, factory and office equipment - 5 to 10 years. Maintenance and repair costs are expensed as incurred. Depreciation is computed principally by the straight-line method over the expected useful lives of the assets. The amortization of mine development costs is provided on the basis of tonnage mined in relation to total estimated recoverable tonnage. Depreciation on additions during the first or the second half of the year are estimated using full-year or half-year rates, respectively. Low value items are expensed in the year of acquisition. Opportunities for special tax deductible depreciation are utilized for both book and tax purposes.

INVESTMENTS: The long-term loans and investments are recorded at cost.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

OVERBURDEN: Overburden represents the costs of removing the surface above a coal field subsequent to the initial opening of the field to the extent that the removal exceeds what is needed for the current years coal extraction. These are costs incurred in advance in respect of future coal production. The overburden of the individual mines on the balance sheet dates were consolidated and valued on an average cost basis.

LONG LIVED ASSETS: The Company reviews long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment is indicated, the carrying amount is reduced to its fair value.

INVENTORY: Inventories are carried at the lower of average cost or market. Obsolescence provisions are made to the extent that inventory risks are determinable.

RECEIVABLES AND OTHER ASSETS: All receivables are valued at cost, taking into account all known risks. A lump-sum allowance for doubtful accounts is deducted from the receivables in recognition of the general risk inherent in the receivables.

CASH: Cash includes cash-on-hand, checks, bank accounts and time deposits.

INVESTMENT GRANTS: To support the acquisition of certain tangible assets, investment allowances and subsidies were granted by the federal government and the German states of Saxony and Saxony-Anhalt. The application, conditions and payments of investment grants are ruled by German law and several regulations and statements. Investment allowances and subsidies received and formally claimed are credited to the special item account. The special item is amortized into income over the normal operating useful lives of the underlying assets to which the allowances and subsidies relate.

ENVIRONMENTAL AND MINING PROVISIONS: Accruals for environmental and mining-related matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available.

LIABILITIES: Liabilities are shown at their repayment amounts.

SUPPLEMENTARY CASH FLOW INFORMATION: The company paid no income taxes in 1997, 1996 and 1995. Interest paid amounted to DM 17,350, DM 14,178 and DM 4,556 in 1997, 1996 and 1995, respectively.

PER SHARE AMOUNTS: Per share amounts are not disclosed in the financial statements. MIBRAG is a nonpublic enterprise.

PRIOR YEARS RECLASSIFICATION: Certain amounts of prior years were reclassified to conform with the current year presentation.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

NOTE C SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The MIBRAG consolidated financial statements comply with German GAAP, which differs in certain significant respects from U.S. GAAP. The significant differences that affect the consolidated net income and stockholders' equity of MIBRAG are set out below.


I. APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING

As of December 31, 1993 the predecessor of MIBRAG, MIBRAG AG, was split into three legal entities:

              MIBRAG mbH
              MBV GmbH and
              Romonta GmbH.

The assets and liabilities of the predecessor company were allocated to the three newly founded companies according to a split-up plan, which is required under the applicable German split-up law. Under German GAAP the assets and liabilities of MIBRAG AG were transferred at book value to the financial statements of the three successor companies. The transaction resulted in an shareholders' equity of DM 887.7 million in MIBRAG's opening balance sheet as of January 1, 1994 according to German GAAP.

The acquisition of 99% of the shares in MIBRAG mbH on January 1, 1994 by MIBRAG B.V. was accounted for using the purchase method of accounting and the purchase price adjustments to the historical cost basis have been pushed down to the MIBRAG mbH for purposes of the reconciliation to U.S. GAAP. According to the purchase agreement the purchase price for 99% of the shares consists of two components - a fixed and a variable portion. The variable portion is a charge on future coal mined and briquettes sold.

The excess (DM 757.3 million) of the fair value of the net assets acquired over the purchase price was proportionally allocated to reduce the value assigned to noncurrent assets, excluding long-term investments.


II. SUBSEQUENT ADJUSTMENT OF THE U.S. GAAP OPENING BALANCE

The MIBRAG purchase agreement states that the amount payable by MIBRAG B.V. to the successor of the Treuhandanstalt (THA), the Bundesanstalt fur vereinigungsbedingte Sonderaufgaben (BvS), is to be reduced by the amount of certain incremental transportation costs incurred by MIBRAG for lignite transportation to one of its major customers. For U.S. GAAP purposes, this liability is reflected as a liability of MIBRAG mbH and results in a reduction of MIBRAG equity and an increase in liabilities.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



III. NOTES TO SIGNIFICANT U.S. GAAP ADJUSTMENTS

1. Fixed assets other than financial investments

These adjustments are caused by different book values of fixed assets in German and U.S. GAAP financial statements. There are four primary reasons for differences in book values:

- In the U.S. opening balance sheet as of January 1, 1994, according to purchase accounting, fixed asset balances, other than financial assets, were adjusted to their fair market values. Related unamortized investment subsidies were also included in these adjustments as of January 1, 1994.

- As of January 1, 1994, the assets were reduced by the allocation of the difference between the net acquisition costs for the MIBRAG shares and the net fair market value of MIBRAG's assets and liabilities.

- Special accelerated depreciation for tax purposes is recorded in the German financial statements.

- The depreciation period of long term assets are based upon lives acceptable for German tax purposes, which differ from the useful lives for U.S. accounting purposes.

Upon disposal, the above differences also resulted in differing gains or losses on disposition.

Financial investment in MUEG

For German GAAP purposes, MIBRAG accounted for the investment in MUEG as of January 1, 1994 using the cost method. Under U.S. GAAP the book value was increased to account for the equity earnings that were not distributed to MIBRAG as of that date.


2. Relocation accruals

At January 1, 1994, MIBRAG had made a commitment to relocate the villages of Grossgrimma, Heuersdorf, Schwerzau and Breunsdorf at a total estimated cost of DM 273 million. Such amounts were provided for at January 1, 1994. Deferred costs, which are amortized in accordance with quantities of coal extracted, were recorded at the same amount.

The German GAAP balance as of January 1, 1994 included provisions for DM 56 million of this total. In accordance with German accounting principles such reserves and accruals for the relocation of villages can not be accrued earlier than 2 years prior to the relocation, and some of the relocation costs are to be expensed as incurred.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


3. Investment in power plants

In 1995 and 1996, third party investors paid in DM 216 million into a MIBRAG subsidiary, MIBRAG Industriekraftwerke GmbH & Co. KG ("MI"). MI runs three lignite-fired power plants. The investment is structured such that the third party investors obtain the accelerated depreciation opportunities for tax purposes while retaining a put option to sell their investments back to MIBRAG at predetermined prices. The third party investments are considered additions to equity as minority interests for German GAAP, while these arrangements are accounted for as a financing in accordance with U.S. GAAP.


4. Schkopau transportation credits

The liability to BvS as described in item II above is reduced by the amount of excess incremental transportation costs, incurred by MIBRAG for certain lignite shipments. The transportation cost credits are not reflected in MIBRAG's German financial statements, but reduce the liability to BvS in the U.S. GAAP balance sheet.


5. Interest capitalization

Interest is expensed in the German financial statements, however interest expense related to qualified assets is capitalized for U.S. GAAP purposes.


6. Accrued liabilities

Certain mining and other accruals, which were provided for at January 1, 1994 in accordance with U.S. GAAP purchase accounting, were recorded in the German financial statements in 1994.


7. Receivables/payables at non-market interest rates

Certain accounts receivables or loans payable are recorded in the German GAAP financial statements at their nominal values. Because these carry non-market interest rates, such receivables and payables were adjusted to their market values

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


8. Overburden

Overburden in the German financial statements includes capitalized depreciation based upon the historical costs. Because of the purchase accounting adjustments, a different amount of depreciation is capitalized in overburden in the U.S. GAAP financial statements. In addition, purchase accounting adjustments as of January 1, 1994 included the write-down of overburden on a mine to be closed.


9. Other

Certain costs and income in the German financial statements are capitalized or deferred for U.S. GAAP purposes, respectively.


10. Unrealized security gains

Not realized security gains on available-for-sale securities are not accounted for under German GAAP, but would be recorded in a separate component of equity for U.S. GAAP purposes.


11. Deferred taxes

The differences noted above would generally result in temporary differences to the balances recognized for tax purposes. Such temporary differences and net operating loss carryforwards would result in a net deferred tax asset of DM 309,600 and DM 299,900 at December 31, 1997 and 1996, respectively. Because of available negative evidence, a 100 % valuation allowance would have been recorded at each year end. Because no net deferred taxes would be recorded for German or U.S. GAAP purposes, no adjustment to net income or shareholders equity are listed in the following reconciliations.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


RECONCILIATION TO  U.S. GAAP

The following is a summary of the significant adjustments to net income for the years 1995, 1996 and 1997 and to shareholders' equity at December 31, 1996 and 1997, which would be required if U.S. GAAP had been applied instead of German GAAP.


                                                                           YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------------

                                                         NOTE        1997           1996            1995

                                                       --------- -------------   ------------    ------------
Net income as reported in the  consolidated
       income statement under German GAAP                             -56,040       -132,052        -192,338



Adjustments required to conform with
U.S. GAAP:


       Long-term asset valuation                         (1)          111,854        143,280         301,385
       Relocation of villages                            (2)           12,044         46,803          21,258
       Investment in power plants                        (3)           -8,330          7,208               0
       Schkopau transportation credits                   (4)           14,052         12,367               0
       Interest capitalization                           (5)             -359          4,549             -52
       Receivable / payables at
           non-market interest rate                      (7)           -7,497         -8,728          -9,628
       Overburden                                        (8)           -2,582        -15,201          -1,253
       Other                                             (9)            5,273         -2,012         -29,417
                                                                      -------        -------         -------


NET INCOME IN ACCORDANCE WITH U.S. GAAP                                68,415         56,214          89,955
                                                                      =======        =======         =======




                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


                                                                               AT DECEMBER 31,
                                                                 --------------------------------------------
                                                         NOTE            1997                   1996
                                                       --------- ---------------------  ---------------------
Shareholder's equity as in the
       consolidated balance sheet
       under German GAAP                                                      686,486                771,201

Adjustments required to conform with
       U.S. GAAP:

       Long-term asset valuation                         (1)                  146,793                 34,939
       Relocation of villages                            (2)                  -28,289                -40,333
       Investment in power plants                        (3)                 -175,451               -190,896
       Payable to THA / BvS                              (4)                  -13,581                -27,633
       Interest capitalization                           (5)                    5,680                  6,039
       Accrued liabilities                               (6)                  -30,153                -30,153
       Receivable / payables at
           non-market interest rate                      (7)                    5,001                 12,498
       Overburden                                        (8)                 -214,573               -211,991
       Other                                             (9)                    1,816                 -3,457
       Net unrealized security gains
       (net of income tax effects)                      (10)                    4,363                  5,853
                                                                             --------               --------
SHAREHOLDERS' EQUITY IN ACCORDANCE
WITH U.S. GAAP                                                                388,092                326,067
                                                                             --------               --------


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

NOTE D   CONCENTRATION OF CREDIT RISK AND LONG-TERM COAL SALES AGREEMENTS

MIBRAG MBH markets its coal principally to electric utilities in Germany. As of December 31, 1997 and 1996 accounts receivable from electric utilities totaled DM 72,994 and DM 74,397, respectively. Credit is extended based on an evaluation of the customer's financial condition, and collateral is not generally required. Credit losses are provided for in the financial statements and consistently have been minimal.

MIBRAG mbH is committed under several long-term contracts to supply raw brown coal and whirl fine coal to the Schkopau power station and the Lippendorf power station. Under the terms of the Schkopau Agreement closed with VEBA Kraftwerke Ruhr AG (VKR), Gelsenkirchen, MIBRAG mbH may deliver annually up to 5.8 million tons of coal commencing 1995. The agreement will be in effect until 2010 with an option for VKR to extend the agreement for another 10 years. The price to be paid by the Schkopau power station is a fixed price adjusted by an annual escalation rate.

The Lippendorf Agreements provide for deliveries of up to 10 million tons per year from 1999 through 2040 with an option for the MIBRAG customers to extend for an additional 3 year period. These Agreements were closed with Vereinigte Energiewerke AG (VEAG), Berlin, and Bayernwerk AG, Munich, and replace the agreements on deliveries to the old power station at Lippendorf. The price to be paid by the Lippendorf power station is a base-price with escalation and adjustment based on quality of the coal delivered. The new Lippendorf power station is still under construction.

A substantial portion of the Company's remaining coal reserves is dedicated to the production of coal for such agreements.

Sales to the two largest customers comprise, as a percentage of total sales, 53 %, 58% and 55 % in 1997, 1996 and 1995, respectively. Sales to the five largest customers comprise, as a percentage of total sale, 90 %, 86 % and 74 % in 1997, 1996 and 1995, respectively.

NOTE E   INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT

The group depreciation charges are as follows: DM 166,949 (1997), DM 201,362
(1996), and DM 317,457 (1995), including normal depreciation, unplanned depreciation and special tax depreciation in terms of section 4 of the German tax law, "Fordergebietsgesetz". According to that law certain tangible assets can be depreciated up to 50 % of the historical costs in the first five years of acquisition in addition to the normal depreciation.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


Composition:                                                                   1997
------------                                                                   ----
                                                      Normal        Special tax     Unplanned        Total
                                                   depreciation    depreciation    depreciation
                                                   ------------    ------------    ------------   ----------
 a) Intangible assets
    Concessions, trade marks, patents
    and licenses                                        2,140               -              -         2,140
 b) Property, plant and equipment
    Buildings                                          19,528           6,674            400        26,602
    Strip-mines                                           801               -              -           801
    Technical equipment and machinery                  67,655          36,333              -      103,0988
    Factory and office equipment                       15,916          17,502              -        33,418
                                                   ----------      ----------     ----------      --------
                                                      106,040          60,509            400       166,949
                                                   ==========      ==========     ==========      ========



The unplanned depreciation (DM 400) refers to a building of the closed briquette plant Deuben.

                                                              1996
                                                              ----
                                                    Normal        Special tax     Unplanned       Total
                                                  depreciation    depreciation   depreciation
                                                  ------------    ------------   ------------   ---------
 a) Intangible assets
    Concessions, trade marks, patents
    and licenses                                        2,085               -              -       2,085
 b) Property, plant and equipment
    Buildings                                          14,810          13,090          1,701      29,601
    Strip-mines                                           985               -              -         985
    Technical equipment and machinery                  63,576          76,765          3,289     143,630
    Factory and office equipment                       16,627           8,143            291      25,061
                                                   ----------      ----------     ----------   ---------
                                                       98,083          97,998          5,281     201,362
                                                   ==========      ==========     ==========   =========

The unplanned depreciation (DM 5,281) refers to the closed briquette plant Deuben (DM 4,281), to the former residence Holzberg (DM 556) and to the repair shop Naunhof (DM 179), which has been replaced by the repair shop Profen in 1996. Other assets from different locations were unplanned depreciated to the lower market value as of December 31, 1996 (DM 265).

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE F   INVESTMENTS IN OTHER GROUP COMPANIES

MIBRAG mbH holds 20 % or more of the voting rights in 8 companies.

One of these companies - MUEG Mitteldeutsche Umwelt- und Entsorgungs GmbH, Braunsbedra, ("MUEG") - has been accounted for using the equity method. MUEG was founded in 1990 and coordinates the waste disposal activities in the Central German brown coal area. The equity value as of December 31, 1997 is as follows:


                                                                                                      DM
                                                                                                 -----------
                           Cost and contributions                                                     12,387
                    +      Net profit share 1994-1997                                                 10,009
                    ./.    Distributed profits share 1994-1996                                         9,965
                    ./.    Proportionate elimination of intercompany profit                            1,089
                                                                                                 -----------
                    =      Carrying amount "at equity" as of 12/31/1997                               11,342
                                                                                                 ===========


NOTE G   LOAN TO FERNWAERME HOHENMOELSEN GMBH

In 1995, MIBRAG sold its district heating network assets to the Fernwarme Hohenmolsen GmbH at a net sales price of DM 19 million. After deducting a down payment of DM 1.4 million in 1995, the balance will be repaid in equal installments over a period of 25 years at an interest rate of 5 per cent, fixed until 1999. After 1999, the interest rate will be adjusted to the market rate at that time.

The fair market value of the loan was DM 16,133 and DM 16,867 at December 31, 1997 and 1996, respectively.

NOTE H   LONG-TERM INVESTMENTS

At year-end of 1997, marketable debt securities with a face value of DM 20 million were disclosed. These securities are carried at cost. The acquisition cost approximates the fair value for this category of securities based on quoted market prices as of December 31, 1997. The securities will not be sold before 1999. Gains due to the accrual of interest of TDM 680 in 1997 are included in interest income. The maturity date will be in the period within one year through five years.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE I   OTHER  LOANS

The other loans refer to loans granted to the third party investors in a subsidiary of MIBRAG mbH. In accordance with the first additional clause of the loan contract dated April 3, 1995 between KfW (Kreditanstalt fur Wiederaufbau) and MIBRAG mbH, KfW grant MIBRAG mbH a loan of DM 103,000 to December 30, 2005 at fixed interest rates between 6.26 % and 6.82 %. After redemptions in 1996 (DM 8,500) and 1997 (DM 14,100) the balance of the loan as of December 31, 1997 amounted to DM 80,400.

The loans to the new investors of the subsidiary of MIBRAG mbH were granted at the same conditions as those applicable to the loan between MIBRAG mbH and KfW.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE J   OVERBURDEN

The reconciliation of the overburden costs is as follows (in million DM):

                                                Dec.31,1997                                Dec.31, 1996

                                      tonnage                  value               tonnage             value
                                   metric tons                 DM               metric tons             DM
                                   -----------                 --               -----------             --
Profen                                 16.7                    126.2              12.7               113.6
Schleenhain                            15.2                    140.7              15.2               140.7
Zwenkau                                 6.8                     60.1               5.8                50.6
                                   --------                  -------          --------             -------
                                       38.7                    327.0              33.7               304.9
                                   ========                  =======          ========             =======



The basis for the determination of the overburden is the total quantity of partially exposed raw brown coal.

NOTE K   TRADE RECEIVABLES

Trade receivables were disclosed in the balance sheet, net of allowances, as follows:


                                                        Dec. 31,1997                       Dec. 31, 1996
                                                     ----------------                   ------------------
Trade receivables                                             74,017                               75,351
Less allowances                                               (1,023)                                (954)
                                                      --------------                      ---------------

                                                              72,994                               74,397
                                                      ==============                      ===============



                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE L   OTHER INVESTMENTS

At December 31, 1997 marketable debt securities were disclosed at an amount of DM 218.6 million. MIBRAG mbH acquired these securities in 1996 at costs of DM
210.3 million. The increase in 1997 is due to the reinvestment of dividends distributed. The securities were set up to reinvest the additional liquidity resulting from the entry of new investors of a subsidiary of MIBRAG mbH in 1996. Realized gains of DM 10.1 million were disclosed in interest income. The maturity dates of the securities vary from one year to five years.

NOTE M   ACCRUALS FOR PENSIONS AND SIMILAR OBLIGATIONS

The provision was mainly raised for briquette benefit claims of active employees on the basis of the collective agreement of November 9, 1993 in respect to allowances in kind. Employees entitled must be employees of the company at the date of retirement. The entitlement elapses with early ending of the working relationship or on receipt of social plan benefits.

The calculation is based on an actuarial valuation dated December 5, 1997. The valuation took into account the entitlement to the redemption value of DM
185.00 per metric ton of briquettes as specified in the collective agreement and the employees entitled to benefits as of June 30, 1997.

In addition, pension obligations for the compensation of pension credits and warrants granted to non-tariff employees were accrued. These amounts have also been calculated on the basis of actuarial valuations.

NOTE N   TAXATION ACCRUALS

MIBRAG did not accrue for income taxes under German GAAP, because of net operating losses in 1995 through 1997. Deferred tax assets and liabilities have not been recorded because there are no significant differences between the German GAAP financial statement and tax bases of the assets and liabilities.

The German corporation income tax rate on undistributed income is 45%. Trade taxes on income are assessed at a rate of 14.9%. The company has an effective tax rate of 0% because the company has no taxable income and the recording of a deferred tax benefit for net loss carryforwards is prohibited under German GAAP.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


Since 1991, land taxation payments have been made in advance based on 0.2% of the DM-opening balance sheet values until the land tax values have been determined. As the total strip mining and surrounding land have been valued at
0.00 DM/sqm, land tax has only been paid where specific assessments have been made. New assessments have been made for the outstanding payments from 1991 until 1996 taking into account the special tax authorities regulation "Einheitsbewertung des Grubengelandes bei Braunkohlenbergbau" (dated January 11,
1995), decrees of the new Federal States to the same topic (dated May 21, 1993) and the current tax authorities assessments.

At December 31, 1997 the Company had DM 342 million net operating loss carry-forwards, which do not expire and may be applied against future taxable income.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE O   ENVIRONMENTAL AND MINING PROVISIONS

The following is a summary of environmental and mining provisions (in DM):

                                                      Balance as of               Balance as of
                                                       Dec. 31,1997                Dec. 31,1996

                                                --------------------------  --------------------------
1)  End-lake provision                                            291,492                     287,262
2)  Provision for environmental pollution                           9,975                       9,975
3)  Landscaping                                                    14,040                      19,420
4)  Planting                                                       11,656                      12,776
5)  Relocation of villages                                         51,673                      62,623

                                                --------------------------  --------------------------

                                                                  378,836                     392,056

                                                ==========================  ==========================




1) End-lake  provision

The duty of reclaiming mining fields can be derived from the obligation specified in section 2 of the Bundesberggesetz (BBergG) - Federal Mining Law. In terms thereof, a mine closure plan must be prepared (section 53 BBergG) for termination of surface mining. In this plan the actions must be described to protect third parties from dangers caused by the mining operation and to ensure the reusefulness of the earth surface (section 51 BBergG).

The duty of reclaiming of the mining fields applies to MIBRAG in respect to the mines Profen and Schleenhain. In terms of section 4 (3) of the operating lease agreement dated December 17, 1993 with MBV, a state-owned company responsible for reclamation of closed mines in the east German region, MIBRAG is exempted from this duty in respect to the Zwenkau mine.

The mining field reclamation of the Profen and Schleenhain mines after the ceasing of production is planned for 2029-2046 and 2041-2073, respectively. A legally binding closure plan laying down the principles for action plans in accordance with the BBergG is normally approved two years in advance to the commencement of production by the relevant mining authorities. The liability to reclaim the area exists from the start of mining activities. The calculation of the total cost for reclaiming mining fields has been made on the basis of an expert opinion and estimations on the basis of current prices. During 1997 the costs for reclaiming of mining fields were recalculated.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


The total restructuring costs consist mainly of cost for reconstruction bank reinforcement, dewatering and watering.

2) Provision for Environmental Pollution ("Altlasten")This provision for the clean-up/safeguarding of "Altlasten" is determined in respect to disposals sites and old locations of MIBRAG mbH in refinement and mining areas on which waste deposits can be found.

The duty for clean-up results from the waste disposal laws of Saxony and Saxony-Anhalt, in terms of which the subsequent use of the mine area must be possible without problems. The obligation to avoid danger results from the general applicable law of Germany and the individual states. A danger in terms of definitions established by police authorities exists when a danger affects the surrounding area. The company has listed areas that are suspect to contamination in a land register.

The obligation at the accrued amount is derived from article 19.3 of the purchase and sales agreement. Qualifying costs that exceed the provision are to be reimbursed by BvS.

3) Landscaping

This provision includes costs for reclaiming disposal areas and leveling the area outside the embankments. These costs relate solely to continuous landscaping, while cost for closing down landscaping are included in the end-lake provision.

The duty results from the ,,Bundesberggesetz", which states that land must be made reusable during production and after production has ended (sections 55, 2, 4 BBergG).

The provision for landscaping has been recalculated as of December 31, 1997 and 1996, based on the special strategic plans, recultivation plans for Profen and Schleenhain, the strategic plan for the Zwenkau mine, internal budget documentation as well as documentations prepared by the cost accounting department.

The strategic plans categorize the disposal areas according to future usage plans, e.g. agricultural or foresting uses and special uses (roads, flood areas, recreation etc.). The cost estimation has been prepared by the recultivation department based on use, technology, period of recultivation and expenses for material, personnel and equipment utilizing generally used market prices.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


4) Planting

In this account, provision is made for costs in connection with temporary planting as of December 31, 1996 and 1997.

The duty for planting results from the environmental protection clauses contained in the general and mine closure strategic plans. Legal basis are the "Bundesberggesetz" (sections 55 and 66) and the "Bundesimmissionsschutzgesetz" (Federal Emission Law). The "Bundesberggesetz" determines that preventative measures must also be taken at the time of mining and the "Bundesimmissionsschutzgesetz" determines that mines have to be operated in such a way that harmful environmental effects are avoided, if prevention is technologically practicable.

The quantification results from the surveyed areas that have been used for disposal purposes and that have not been finally planted and the border embankments that have not been planted. Open cast areas have to be planted at the difference between actual and technically required areas. Temporary planting reduces dust pollution and earth erosion.

5) Relocation of villages

The provision for relocation of villages is in respect to the relocation of the municipalities of Schwerzau, Gro(beta)grimma, Breunsdorf and Heuersdorf, which is necessary for the expansion of the Profen and Schleenhain mines.

The obligation is determined by agreements that have been reached with the relevant municipalities. In addition the company has expressed through its appearance in the public that the relocations will take place at a specified date, which has created a factual obligation to fulfill.

The calculation of the provision is based on a method that has been accepted by the taxation authorities in western Germany for the Rhine brown coal area. This method takes into account the cost for project planning, infrastructural development, cemetery relocation, demolition and landmark preservation. The provision is built up in equal annual amounts, commencing two years before the relocation starts and ending in the middle of the relocation year.

For the almost completed village relocations in Schwerzau and Breunsdorf provisions still exist for liabilities that will become payable in the period from 1998 through 2000 (namely for landmark protection and for demolition costs).

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE P   OTHER ACCRUALS

Accrued liabilities are as follows (in DM):

                                                                Dec.31,1997            Dec.31,1996
                                                                -----------           ------------

1)  Severance payments                                               25,700                20,875
                                                                 ----------           -----------
2)  Personnel expenses
    - Employment anniversaries                                        2,188                 2,712
    - Vacation and contractually agreed free
    shifts outstanding                                                  417                   377
    - Equalization amount in terms of the
    Act on Handicapped Persons                                          211                   217
                                                                 ----------           -----------

                                                                      2,816                 3,306
                                                                 ----------           -----------
3)  Remaining accruals                                               10,395                14,967
                                                                 ==========           ===========

                                                                     38,911                39,148
                                                                 ==========           ===========


1) Severance payments

Basis for the provisions are the social plan framework agreements in which the measures for the personnel adjustments are defined. For the period from January 1, 1998 to January 1, 2002, the planned personnel reductions according to the latest estimates will come up to 466 employees, which will be partly covered by early retirement programs.

The employees are entitled to a one-time severance payment if the company initiates termination or in the case of retrenchments. The severance payments are limited to DM 50 per person. Employees participating in early retirement programs are additionally entitled to further compensations, mainly for statutory pension credits they will lose due to early retirement.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

2) Personnel expenses

MIBRAG mbH grants awards in recognition of long service in the company, based on the collective bargaining agreement dated January 1, 1992 and the company agreement dated October 1, 1995. The employees are entitled to financial awards, which increase in proportion to their employment periods. The valuations of the benefits were based on actuarial valuations taking into account commercial principles. Since a reduction in the personnel force is anticipated, the obligation has only been accrued for if the person has been employed by MIBRAG mbH for at least 10 years.

The liability for vacation and contractually agreed free shifts arises from the days and shifts outstanding at balance sheet dates, which have been determined for each employee.3) Remaining provisionsComposition (in DM):



                                                                      Dec. 31, 1997         Dec. 31, 1996
                                                                      -------------        --------------
Mine damages                                                                 3,500                   -
Outstanding invoices                                                         2,459               5,651
Water usage fees                                                             2,271               1,710
Inventory fees                                                                  64                 149
Briquette sales returns                                                         20                 510
Consulting fees                                                                  -                 781
Others                                                                       2,081               6,166
                                                                      ------------        ------------
                                                                            10,395              14,967
                                                                      ============        ============


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

NOTE Q   LONG-TERM DEBT

Long-term debt consists of the following (in DM):


                                                                   Dec. 31, 1997         Dec. 31, 1996
                                                                   -------------         -------------
KfW- loans                                                               339,630              323,730
Deutsche Bank AG                                                           3,910                    -
Norddeutsche Landesbank (Nord LB)                                          1,737                1,577
                                                                   -------------         ------------

                                                                         345,277              325,307
                                                                   =============         ============


    Liabilities to KfW-loans refer to three loans from the Kreditanstalt fur Wiederaufbau, Frankfurt/Main:

- The first loan was granted by contract, dated December 9, 1992, for the construction of a raw brown coal powered industrial power station with a circulating ,,Wirbelschicht" power source in Wahlitz of DM 139,230. The interest rate has been fixed at 7 % p.a. until December 9, 2002, 5 % thereof is borne by the Federal Department of Environmental Affairs for the first 5 years. The redemption period is 20 years. The repayments in 40 equal amounts commence from June 30, 1998.

- On April 3, 1995 MIBRAG mbH closed a loan agreement with Kreditanstalt fur Wiederaufbau (KfW). MIBRAG entered into the loan agreement to partially finance the limited partner capital contribution of the new investors in one subsidiary. The determination of the final loan amount (DM 103,000) was documented by the amendments, dated December 21, 1995 and January 15, 1996. The redemption period is 13 years. In 1996 the loan was fully called up by MIBRAG mbH, DM 8,500 were redeemed in December 1996 and DM 14,100 in December 1997, so that the balance as of December 31,1997 amounts to DM 80,400. The interest rates are as follows:

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


              Amount                        Interest rate                     Fixed until
                DM                                %                              year
      ----------------------           ----------------------           ----------------------
                     64,170                       6.67                             2005
                      9,221                       6.82                             2005
                      4,172                       6.26                             2005
                      2,837                       6.76                             2005
      ----------------------           ----------------------           ----------------------
                     80,400
      ======================



    The interest rates after 2005 will be adjusted to the market rate at that time.

- The third loan contract, which has also been closed on April 3, 1995 was granted to partially finance the modernization and reshaping of both industrial power plants in Deuben and Mumsdorf, especially for the construction of the flue gas desulferization plants. The total available credit is DM 134,000, of which DM 120,000 had been utilized at December 31, 1997. The redemption period is 13 years with the following interest rates:


                  Amount                        Interest rate                     Fixed until
                    DM                                %                              date
      ----------------------           ----------------------           ----------------------
                      70,000                     6.80                       January 12, 2006
                      20,000                     6.18                       January 30, 2007
                      20,000                     6.25                       January 20, 2007
                      10,000                     6.04                       December 30, 2007
      ----------------------           ----------------------           ----------------------
                     120,000
      ======================



Interest expense for the three loans amounted to DM 17.4 million, DM 14.1 million and DM 2.8 million in 1997, 1996, and 1995, respectively.

The liabilities to Deutsche Bank AG refer to a long-term loan granted for home construction purposes in Hohenmoelsen. A 10 % annual redemption and an annual interest rate of 5.6 % have been agreed on.

The loans from the Norddeutsche LB granted for construction purposes in Draschwitz relate to the relocation of Schwerzau. A 1 % annual redemption has been agreed on. The loan is interest free until 2010. After that the interest rate amounts to 8 % p.a.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE R   MATURITY PERIODS OF LIABILITIES

The maturity periods of liabilities are as follows:


                                     Liabilities    Trade       Payables       Other      Downpay-      Total
                                         to        payables         to        payables     ments
                                        banks *)                partici-                  received
                                                                pations
                                        -------     -------     -------      -------     --------     -------
Balance as of Dec. 31, 1996             325,307      75,737       8,615       68,467          140     478,266
     thereof:  maturity period
                   - up to 1 year        14,118      73,628       8,615       58,152          140     154,653
                   - 1-5 years           82,910       2,109           -        2,420            -      87,439
                   - more than 5 years  228,279           -           -        7,895            -     236,174


Balance as of Dec. 31, 1997             345,277      42,499       1,984       47,142            -     436,902
     thereof:  maturity period
                   - up to 1 year        21,345      38,325       1,984       39,157            -     100,811
                   - 1-5 years           98,178       4,174           -        4,355            -     106,707
                   - more than 5 years  225,754           -           -        3,630            -     229,384


*) Liabilities to banks are fully secured by mortgages

NOTE S  COMMITMENTS AND CONTINGENCIES


(in DM)                                                                        At December 31,
                                                        -----------------------------------------------------
                                                                   1997                       1996
                                                               --------------           --------------
Guarantees for indebtedness of
    others                                                             61,946                   86,430
Other contractual obligations                                         304,300                  163,200


The other contractual obligations refer to long term investment projects in the mines Profen and Schleenhain.

MIBRAG leases office equipment and railway-carriages, expiring at various dates. Rental and lease expenses amounted to DM 2,355 and DM 2,502 in the years ended December 31, 1996 and 1997, respectively. The future minimum lease payments under operating leases are as follows: 1998: DM 1,298; 1999: DM 944; 2000 DM 821 and no obligations thereafter.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT mbH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE T   RELATED PARTY TRANSACTIONS

Between MIBRAG and two subsidiaries of the common parent companies NRG Energy Inc., Morrison-Knudsen Corp. and PowerGen plc., agreements for consulting and management services were closed in respect to the mining operations and the refinement facilities.

These contracts determine certain consultancy services to be provided by the two subsidiaries Morrison-Knudsen Deutschland GmbH (MKD) and Saale Energie Services GmbH (SES) to MIBRAG or its subsidiaries.

MIBRAG is obliged to determine and pay the cost-related remuneration for these services. Expenditures for MIBRAG were as DM 20,225, DM 26,290 and DM 26,254 for 1997, 1996 and 1995, respectively.

NOTE U   SETTLEMENT AGREEMENT

MIBRAG B.V., MIBRAG mbH and BvS, as the former shareholder of the MIBRAG AG, entered into a settlement agreement which resulted in the payment of DM 15,942 by BvS to MIBRAG mbH for the undercapitalization of one of the power plants, which was included in the split-up to MIBRAG on December 31, 1993. The undercapitalization claim was raised by MIBRAG B.V. as the purchaser of the shares in MIBRAG mbH, because a loan for power plant financing was called up early in 1993, not in accordance with the loan contract.

The settlement of the claim by MIBRAG B.V. to BvS was accounted for as a 1996 capital contribution from MIBRAG B.V. to MIBRAG mbH, which resulted in an increase in the additional paid-in capital by DM 15.942 million.



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